Exhibit 3.24

STATE OF NEW HAMPSHIRE

CERTIFICATE OF FORMATION

THE UNDERSIGNED, UNDER THE NEW HAMPSHIRE LIMITED LIABILITY COMPANY LAWS SUBMITS THE FOLLOWING CERTIFICATE OF FORMATION:

FIRST: The name of the Limited Liability Company is CROTCHED MOUNTAIN PROPERTIES, LLC.

SECOND: The nature, or primary purposes of the business are the acquisition, development and management of real property, facilities and equipment and to engage in any other business or activities related or incidental thereto.

THIRD: The name of the limited liability company’s registered agent is Terry D. Schnare and the street address (including zip code and post office box, if any) of its registered office is (agent’s business address) 213 South Bennington Road, Bennington, New Hampshire 03442.

FOURTH: The membership interests will be sold or offered for sale within the meaning of RSA 421-B (New Hampshire Securities Act).

FIFTH: The latest date on which the limited liability company is to dissolve is NONE.

SIXTH: The management of the limited liability company is not vested in a manager or managers.

Dated:	December 20, 1999

Signature:	/s/ Terry D. Schnare
Print or Type Name: Terry D. Schnare
Title:	Member

Signature:	/s/ Donald H. Hardwick, Sr.
Print or Type Name: Donald H. Hardwick, Sr.
Title:	Member